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                [LETTERHEAD OF GIBSON, DUNN & CRUTCHER LLP]




                              July 23, 1998





(213) 229-7000                                                    C 26292-00003

Elgar Holdings, Inc.
9250 Brown Deer Road
San Diego, California  92121

          Re:  EXCHANGE OF 9-7/8% SENIOR SUBORDINATED NOTES DUE 2008

Gentlemen:

          We have acted as special counsel to Elgar Holdings, Inc., a Delaware corporation (the "Company"), in connection with the issuance by the Company of $90 million principal amount of 9-7/8% Senior Notes Due 2008 (the "Exchange Notes") issued in exchange for $90 million principal amount of the Company's 9-7/8% Senior Notes due 2008 (the "Old Notes"). The terms of the Old Notes and the Exchange Notes are described in the Form S-4 Registration Statement No. 333-55797 (the "Registration Statement") and the operative documents described therein.

          This opinion is based on the accuracy of the facts described and the representations made in the Registration Statement.

          We have made such legal and factual examinations and inquiries as we have deemed necessary or appropriate for purposes of this opinion. We are opining herein as to the effect on the subject transaction only of the federal income tax laws of the United States, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

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Elgar Holdings, Inc.
July 23, 1998
Page 2

          Based on the foregoing, we hereby confirm our opinion in the Registration Statement described under the caption "Federal Income Tax Consequences."

          This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Any variation or difference in the facts from those set forth in the Registration Statement or the operative documents described therein may affect the conclusions stated herein.

          We hereby consent to the use of our name and our opinion under the caption "Federal Income Tax Consequences" in the Registration Statement.

                                   Very truly yours,



                                   /s/ GIBSON, DUNN & CRUTCHER LLP

HB/wmr